Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

July 28, 2015

Board of Directors

Independence Realty Trust, Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Re: Amendment No. 1 to Registration Statement on Form S-4 of Independence Realty Trust, Inc.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated May 11, 2015, to the Board of Directors of Independence Realty Trust, Inc. (the “Company”) as Annex F to Amendment No. 1 to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of the Company, filed on July 28, 2015 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “SUMMARY – Opinions of Financial Advisors – Opinion of IRT’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendation of the IRT Board and Its Reasons for the Merger” and “THE MERGER – Opinion of IRT’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

DEUTSCHE BANK SECURITIES INC.

/s/ DEUTSCHE BANK SECURITIES INC.